Exhibit 10.1
ELLIE MAE, INC.

Non-Employee Director Equity Compensation Policy

Amended November 11, 2015

1.General. This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 12 of the Ellie Mae, Inc. 2011 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.
2.    Board Authority. Pursuant to Section 12 of the Plan, the Board may adopt a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of shares of Common Stock (“Shares”) to be subject to such Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.
3.    Initial Equity Grants to Non-Employee Directors. Each person who is initially elected to the Board as a Non-Employee Director shall be eligible to be granted, on or following the date of such initial election the following Awards:
(i)    Initial Restricted Stock Units. Such Non-Employee Director shall be granted a number of Restricted Stock Units equal to (x) one hundred and fifty thousand dollars ($150,000), divided by (y) the volume-weighted average closing trading price for a Share for the thirty (30) trading days prior to the date of such Non-Employee Director’s offer letter, rounded down to the nearest whole number of Shares (subject to adjustment as provided in Section 14.2 of the Plan) (“Initial Director RSUs”). Notwithstanding the foregoing, members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive a grant of Initial Director RSUs.
(ii)    Pro Rata Annual RSU Grant. Such Non-Employee Director shall also receive an additional number of Restricted Stock Units equal to (x) two hundred thousand dollars ($200,000) divided by the volume-weighted average closing trading price for a Share for the thirty (30) trading days prior to the date of grant, multiplied by (y) the Pro Rata Fraction (“Pro Rata Annual RSUs”), subject to adjustment as provided in Section 14.2 of the Plan.  For purposes of the Policy, the term “Pro Rata Fraction” means a fraction the numerator of which is the number of days between the date the Non-Employee Director joined the Board and the first (1st) anniversary of the immediately preceding annual meeting of stockholders, inclusive, and the denominator of which is three hundred and sixty five (365) days.

Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Pro Rata Annual RSUs pursuant to this Section 3 (with the date of his or her initial election to the Board deemed to be for the purpose of this Section 3 the date of their termination of employment).
4.    Subsequent RSU Grants to Non-Employee Directors. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a number of Restricted Stock Units equal to two hundred thousand dollars ($200,000) divided by the volume-weighted average closing trading price for a Share for the thirty (30) trading days prior to the date of grant (“Annual Director RSUs”) (subject to adjustment as provided in Section 14.2 of the Plan). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director RSUs pursuant to this Section 4 (so long as they are not an employee as of the date of the annual meeting of stockholders).
5.    Terms of RSUs Granted to Non-Employee Directors. Each award of Initial Director RSUs shall vest and the Shares subject thereto distributed based upon a Non-Employee Director’s continued service to the Company as follows: 1/3rd of the Shares subject to the Award of Initial Director RSUs shall vest on each anniversary of the date of grant of such Award of Initial Director RSUs, such that the Initial Director RSUs shall be one hundred percent (100%) vested on the third (3rd) anniversary of the date of grant of such Initial Director RSUs. Each award of Pro Rata Annual Director RSUs shall vest and the Shares subject thereto distributed based upon a Non-Employee Director’s continued service to the Company as follows: 100% of the Shares subject to the Award of Annual Director RSUs shall vest on the first (1st) anniversary of the immediately preceding annual meeting of stockholders. Each award of Annual Director RSUs shall vest and the Shares subject thereto distributed based upon a Non-Employee Director’s continued service to the Company as follows: 100% of the Shares subject to the award of Annual Director RSUs shall vest on the first (1st) anniversary of the date of grant of such Annual Director RSUs.
6.    Effect of Acquisition. Upon a Change in Control of the Company, all Restricted Stock Units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.
7.    Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.
8.    Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.

9.    Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
10.    Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
11.    Effectiveness. This amended policy shall become effective as of November 11, 2015.
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